Exhibit 1A-12

April 29, 2026

Scholar Hospitality Holdings I LLC

Attn: Gary Brandeis

40 East Montgomery Avenue, Suite 414

Admore, PA 19003

Mr. Brandeis

We have acted as counsel to Scholar Hospitality Holdings I LLC, a Delaware limited liability company (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A thereunder.

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the authenticity of such copies, and the truth, accuracy, and completeness of the information, representations and warranties contained in the documents and certificates we have reviewed.

Based on the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that the Class A Units have been duly authorized and, when the Class A Units have been duly issued and delivered against payment therefore in accordance with the terms of the form of Investment Agreement attached to the Offering Statement, the Class A Units will be validly issued, and the purchasers of the Class A Units will have no obligation to make payments to the Company or its creditors (other than the purchase price for the Class A Units) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Class A Units.

We do not express any opinion concerning any law other than the Delaware Limited Liability Company Act as in effect as of the date of this letter.

Royer Cooper Cohen Braunfeld LLC

Two Logan Square

100 N. 18th Street, Suite 710

Philadelphia, PA 19103

T: 215-839-1000 F: 484-362-2630

www.rccblaw.com

Scholar Hospitality Holdings I LLC

April 29, 2026

We hereby consent to the filing of this opinion letter as Exhibit 1A-12 to the Offering Circular in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,

/s/ Royer Cooper Cohen Braunfeld LLC